Exhibit 99.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VISION-SCIENCES, INC.

VISION-SCIENCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:  That, in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation and directing that said amendment be considered for approval by the stockholders of the Corporation at a special meeting of the Corporation.

SECOND: That, in accordance with Section 242 of the DGCL, the stockholders of the Corporation duly approved the proposed amendment at a special meeting of the stockholders by a majority of the outstanding stock entitled to vote thereon.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the FOURTH Article of the Corporation’s Certificate of Incorporation be amended to read in its entirety as follows:

FOURTH:  The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) seventy-five million (75,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) five-million (5,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions of the Board of Directors providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law.  No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The effective date of said amendment to the Certificate of Incorporation of the Corporation shall be the date it is filed with the Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Warren Bielke, its Interim Chief Executive Officer, this 15th day of December, 2010.

VISION-SCIENCES, INC.

By:	/s/ Warren Bielke
Name: Warren Bielke
Title: Interim Chief Executive Officer